Exhibit 99.1
October 10, 2008
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220
VULCAN MATERIALS COMPANY ELECTS DIRECTOR
Birmingham, Ala. — Vulcan Materials Company (NYSE:VMC) announced today that Richard T. O’Brien (54) has been elected a director of the Company. Mr. O’Brien is President and Chief Executive Officer of Newmont Mining, a leading gold producer with operations on five continents. Prior to his current position, Mr. O’Brien was Newmont’s President and Chief Financial Officer. In addition to serving as a director of Newmont Mining, Mr. O’Brien is a director of Inergy Holdings, L.P.
“Richard O’Brien brings over 20 years of broad financial and operational experience in the energy and natural resources businesses to the deliberations of Vulcan’s Board of Directors,” said Don James, Chairman and CEO of Vulcan Materials Company. “We are very pleased that he has agreed to join our board and look forward to working with him in the years ahead.”
With the addition of Mr. O’Brien, Vulcan’s twelve-member board consists of eleven outside directors.
Vulcan Materials Company, a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.
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